EXHIBIT 10.01
February 15, 2018

Dear Shai,
We welcome the opportunity to offer you a salaried, exempt position with FormFactor, Inc. (the "Company") as Chief Financial Officer, with a start date of March 5th, 2018. We look forward to having you join us at this exciting time for the Company. We are very impressed with your background, demonstrated abilities, and fundamental understanding of the challenges involved in our company, and look forward to your participation in meeting the opportunities ahead.
In your capacity as Chief Financial Officer, you will report to Mike Slessor, Chief Executive Officer, and will receive an annual salary of $275,000, which will be paid bi-weekly in accordance with, and subject to, the Company's normal payroll procedures. You will participate in our Employee Incentive Plan (EIP) that rewards you for our performance towards FormFactor’s achievement of financial objectives. You are eligible to receive 67% of your paid annual salary as part of this plan. This bonus is paid out quarterly and is conditioned upon the Company’s performance and achievement of objectives. Your first quarterly participation is prorated based upon your start date through the end of the bonus period. The Company reserves the right to review or change the Employee Incentive Plan at any time. The Company will pay you a one time “sign on” bonus of $30,000, which you will receive as a separate check, less applicable withholding taxes, included with your first paycheck. Should you voluntarily terminate your employment with FormFactor at any time during the 12-month period after your start date, the “sign on” bonus must be paid back to the Company no later than your last day of employment.
As long as you remain a regular full-time employee of the Company, you are eligible to receive certain employee benefits that are offered to our regular full-time employees which may from time to time change at the Company's discretion. These currently include:

•	Medical, Dental and Vision Insurance Benefits

•	Short-Term and Long-Term Disability Insurance Coverage

•	Group Life Insurance

•	Paid Time-Off

•	401(k) Plan and employer match

•	Section 125 Flex Spending Plan

•	Employee Assistance Program

•	Employee Stock Purchase Plan
Coverage for the above-mentioned medical, dental, vision, disability and life insurance benefits begin on your date of hire. Dependent coverage is also available through this plan. Employee and dependent contributions to the plan are outlined in our Benefit Plan Summary. You will be entitled to twenty days (20) of paid time-off annually. Paid time-off will accrue at the rate of 6.16 hours per pay period starting from your first day of employment. Paid time-off may be used for vacation or sick leave.
As part of your compensation package, you will receive a grant of 46,500 Restricted Stock Units (RSUs). The price of RSUs will be the closing price of the Company stock on the NASDAQ National Market on the grant date, which will be the 1st or 15th day of the month, whichever occurs first after the date of hire, or the next market trading day if the 1st or 15th falls on a weekend or holiday. The award is subject to the terms and conditions of the Company’s Equity Incentive Plan. The date of the award will be the “Vesting Commencement Date” for your RSUs. The RSUs will vest in three equal annual installments on the anniversary of the “Vesting Commencement Date”. In addition, you will be a participant in the Performance Restricted Stock Unit (PRSU) plan during the next cycle of awards which will occur in July or August 2018, and will be awarded a PRSU valued at $500,000 at the time of grant.
The measurement and vesting of this award is based on FormFactor’s Total Shareholder Return (TSR) performance against a group of peers over a three-year period.
Your agreement to accept this offer is contingent upon your ability to show proof of your legal right to work for the Company in the United States as well as successfully completing a background check required for all new hires. It is very important that employees of FormFactor act with integrity. Our Code of Conduct provides information about our responsibilities, commitments and applying good judgement to all we do. A copy of that Code of Conduct is included with this offer letter.  We require that you read and sign a copy of this document, as well as our Employment Agreement, before you are eligible to start work at FormFactor.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.
As a FormFactor employee you are required to comply at all times with the Company's various rules, policies and procedures, including those set forth in our Statement of Corporate code of Business Conduct (the "Code"), and our Statement of Policy Regarding Insider Trading ("Policy Statement"). Copies of these documents are available via the Corporate Governance section of www.FormFactor.com. Please access www.FormFactor.com and select Investors, Stockholder Information, Corporate Governance. As a condition of employment, you are required to sign and return to the Company the enclosed Acknowledgement relating to the Policy Statement and the Code.
You should understand that, while referenced in this offer letter, the Company rules, policies and procedures are not incorporated by reference into this offer letter, and they can be changed, replaced or withdrawn at any time at the discretion of the Company.
To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it with all other new hire forms in the enclosed envelope. A duplicate original is enclosed for your records. This letter, along with the Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. This offer, if not accepted, will expire five (5) days from the offer date. Please call me if you have any questions.
Shai, we look forward to your favorable reply and to a productive and mutually beneficial work relationship.

Sincerely,

Mike Slessor
Chief Executive Officer, FormFactor, Inc.

Offer Acceptance
I accept this offer of employment. In so doing, I understand that I must complete the contingencies outlined herein, and agree that my employment with FormFactor is at-will, that I am not employed for any specified duration and that either the Company or I may terminate my employment at any time, with or without cause and with or without notice.
/s/ Shai Shahar                                February 15, 2018

Shai Shahar	Date